Exhibit 99.1

    STILLWATER MINING COMPANY EXTENDS STILLWATER MINE CLOSURE DUE TO WILDFIRE

    BILLINGS, Mont., Sept. 1 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

    The Derby fire in south central Montana has continued to burn, creating thick smoke and hazardous driving conditions that have led to the temporary closure of access roads to the Stillwater Mining Company's Stillwater Mine, located near the town of Nye. Consequently, the Company has cancelled all production activities at the mine until the fire danger passes.

    None of the Company's facilities have sustained any damage from the massive blaze. The mine closure was not driven by any imminent threat to the Stillwater Mine facilities, but resulted from road closures in the vicinity of the mine and concern for the general safety of the Company's employees on the roads and at the operations. A mandatory evacuation order is currently in effect for the general area. Company officials believe this evacuation order will be rescinded in the near future.

    Stillwater Mining Company has maintained a small group of management personnel at the Stillwater Mine to monitor the fire situation. Management is working with officials to secure approval to return to work at the mine as soon as is safely possible.

    Normal operations and work schedules have not been affected at the Company's East Boulder Mine and Columbus processing facilities.

    The Company will provide further updates on this matter as information becomes available.

    The media contact number for Stillwater Mining Company Public Affairs is
(406) 373-8727.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its website, www.stillwatermining.com .

SOURCE  Stillwater Mining Company
    -0-                             09/01/2006
    /CONTACT:  Dawn E. McCurtain of Stillwater Mining Company,
+1-406-373-8787/
    /Web site:  http://www.stillwatermining.com/
    (SWC)